UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 26, 2012

MERCER INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Washington	000-51826	47-0956945
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 1120, 700 West Pender Street, Vancouver, British Columbia, Canada V6C 1G8

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (604) 684-1099

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On January 27, 2012, Kenneth A. Shields resigned from his position as a member of the board of directors (the “Board”) of Mercer International Inc. (the “Company”). Mr. Shields was a chair of the Board’s Governance and Nominating Committee and was Lead Director of the Board. Mr. Shield’s resignation from the Board is not related to any disagreement with the Company’s management on any matter relating to the Company’s operations, policies, or practices.

A copy of the Company’s press release announcing Mr. Shield’s resignation is attached hereto as Exhibit 99.1.

ITEM 8.01	OTHER EVENTS

On January 26, 2012, the Company served a Notice of Intent to Submit a Claim to Arbitration on the Government of Canada for breaches by it of its obligations under the North American Free Trade Agreement (“NAFTA”). The Company’s NAFTA claim (the “Claim”) relates to its investments in its Celgar mill, and arises from the treatment of the Celgar mill’s energy generation assets and operations by the Province of British Columbia, primarily through the actions of the British Columbia Hydro and Power Authority and the British Columbia Utilities Commission. The Claim is against Canada, rather than the Province of British Columbia as, under NAFTA, Canada is responsible for the actions of its provinces. Under the Claim, the Company intends to seek damages of approximately C$250 million consisting of past losses and the net present value of projected losses arising from the ongoing application of current Provincial policies.

A copy of the Company’s press release announcing the Claim is attached hereto as Exhibit 99.2

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description
99.1	Press Release dated January 27, 2012
99.2	Press Release dated January 26, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERCER INTERNATIONAL INC.

/s/ David M. Gandossi
David M. Gandossi
Chief Financial Officer

Date: January 31, 2012

MERCER INTERNATIONAL INC.

FORM 8-K

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated January 27, 2012
99.2	Press Release dated January 26, 2012